Exhibit 10.13

BCE Place, 181 Bay Street
Suite 3100 - P.O. Box 830
Toronto, Ontario M5J 2T3 Phone: (416) 848-3500 Fax: (416) 848-3162
www.orionsecurities.ca

June 25, 2006

PRIVATE AND CONFIDENTIAL

Independent Committee of the Board of Directors

Yak Communications Inc.

300 Consilum Place, Suite 500

Toronto, Ontario

M1H 3G2

Attention: Gary M. Clifford, Director

Dear Sirs:

Re: Fiscal Advisory Agreement

Orion Securities Inc. (“Orion”) understands that Yak Communications Inc. (the “Corporation”) is considering strategic alternatives for maximizing shareholder value, including, without limitation, the sale to or merger with a third party, by way of a take-over bid, amalgamation, plan of arrangement, sale of all or substantially all of the assets of the Corporation or other business transaction (any such transaction or combination thereof being referred to herein as a “Proposed Transaction”). The purpose of this letter agreement is to set forth our mutual understanding of the terms of Orion’s engagement by the Independent Committee of the Board of Directors of the Corporation, (the “Independent Committee”)

1.	Transaction Advisory Engagement

1.1	The Corporation hereby engages Orion as the financial advisor and agent to the Independent Committee in respect of (i) any Proposed Transaction, and (ii) to complete a review of the Corporation’s current capital markets strategy, and Orion hereby accepts this engagement on the terms and conditions set forth in this letter agreement.

2.	Transaction Advisory Services

2.1	Orion will render financial advisory services that are typical for an engagement of this type. It is contemplated that Orion may assist the Independent Committee in the following manner:

(a)	Reviewing information related to the business, operations, properties, financial condition and prospects of the Corporation and any third party corporation involved in the Proposed Transaction (the “Target”) from a financial perspective;

(b)	assisting the Corporation in preparing a confidential information memorandum and all related supporting documentation (collectively, the “Memorandum”), preparing data room material and otherwise assisting in the due diligence process in connection with the Proposed Transaction;

(c)	assisting and advising the Corporation with respect to negotiating the form, structure, terms and price of a Proposed Transaction;

(d)	providing the Independent Committee with analysis and advice as to the financial implications of a Proposed Transaction and as to courses of action to be taken to maximize value for the shareholders of the Corporation;

(e)	together with your counsel, assisting in negotiating and preparing documentation necessary to complete a Proposed Transaction;

(f)	assisting the Independent Committee in the preparation of public and internal announcements and presentations to the Board of Directors regarding the Proposed Transaction, if requested; and

(g)	providing such other financial advisory services as the Independent Committee and Orion agree are appropriate in the circumstances.

The engagement of Orion to perform any additional services in respect of any Proposed Transaction, including, without limitation, assisting in the preparation of any valuations or any other opinions, including but not limited to a fairness opinion, that may be required, shall be set forth in, and subject to the terms and conditions of, a separate or amending letter agreement and the fees for such services will be negotiated separately and in good faith and will be consistent with fees paid to investment bankers in Canada for similar services. This engagement does not include, or should not be considered to involve a formal valuation under OSC Rule 61-501.

Subject to the compliance with the terms and conditions of this letter agreement by the Independent Committee and the Corporation, including without limitation the provision to Orion of all requested information and documentation and access to the Corporation’s senior management, facilities, employees, auditors, legal counsel and consultants, which are reasonably necessary and sufficient to allow Orion to perform its services hereunder, Orion will prepare and deliver the Confidential Information Memorandum referenced above on or before July 15, 2006 with the cooperation of management.

2.2	The Independent Committee will provide Orion with all corporate, financial and operating information and documentation regarding the Corporation, any Proposed Transaction, and with access to the Corporation’s senior management, facilities, employees, auditors, legal counsel and consultants, which are reasonably necessary and sufficient to allow Orion to perform its services hereunder. Without limiting the generality of the foregoing, the Independent Committee will provide Orion with copies of all valuations, appraisals, forecasts and projections relating to the Corporation that are in the Corporation’s possession or that are reasonably obtainable by the Corporation.

2.3	In carrying out its responsibilities hereunder, Orion will necessarily rely on information prepared or provided by the Independent Committee, the Corporation, and other sources believed by Orion to be reliable and will apply reasonable standards of diligence to any work performed hereunder in the nature of an assessment or review of the data or other information. However, Orion will be entitled to rely and assumes no obligation to verify the accuracy or completeness of such information and under no circumstances will Orion be liable to the Independent Committee, the Corporation or the Corporation’s securityholders for any damages arising out of the inaccuracy or incompleteness of any such information.

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2.4	The Corporation represents and warrants to Orion that all information and documentation provided by the Independent Committee and/or the Corporation in connection with this engagement will be true and correct in all material aspects and will not contain an untrue statement of a material fact or omit to state a material fact that would be material to a financial advisor and agent performing the services contemplated herein. The Corporation will be solely responsible for the completeness and accuracy of any circular or other disclosure document to be prepared in connection with a Proposed Transaction.

2.5	The Independent Committee will keep Orion fully informed of all material changes concerning the Corporation during the term of this engagement and advise Orion of any circumstances or developments which might be relevant to the performance of this engagement. Unless so advised otherwise, Orion will be entitled to assume that there has been no material change in such information and will be entitled to rely thereon.

2.6	The Independent Committee agrees that if, following the public announcement of a Proposed Transaction, there occurs any material change or event, actual or contemplated, or you discover any fact or information which the Corporation believes to be material or would require the making of any amendment, supplement or revision to the shareholder materials utilized to effect the Proposed Transaction (an “Amendment”), the Independent Committee will (i) notify Orion in writing of the full particulars thereof, (ii) prepare, file and distribute such Amendment in the manner permitted or required pursuant, to applicable securities laws, and (iii) provide Orion with such number of copies of the Amendment as it may reasonably request.

3.	Fees

3.1	Subject to certain limitations as set forth in this Paragraph 3, As consideration for Orion acting as the Independent Committee’s financial advisor hereunder, the Corporation agrees to pay Orion a success fee in respect of any Proposed Transaction completed during the term of this Agreement or completed during the nine month period following the termination of this Agreement in an amount equal to:

(i)	a minimum success fee of $400,000; and

(ii)	a base success fee equal to 1.0% of the first $35 million of Transaction Value (as hereinafter defined) of any Proposed Transaction; and

(iii)	an additional success fee equal to 2.75% of Transaction Value greater than $35 million,

which fee shall be payable forthwith upon closing of any Proposed Transaction. For the purposes hereof, “Transaction Value” means the transaction enterprise value (based on the value paid or payable for such Proposed Transaction, including all debt assumed) of the Corporation.

3.2	In the event that the consideration received by the Corporation or its securityholders is in whole or in part in the form of securities, the value of such securities, for purposes of calculating the fees payable to Orion hereunder, shall be the fair market value thereof on the effective closing date of the Proposed Transaction. Such fair market value will be determined by Orion using methodologies determined by Orion to be the most appropriate for the type of securities and consistent with opinions relating thereto provided by Orion to the Corporation or the securityholders of the Corporation, if any.

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3.3	Notwithstanding anything to the contrary contained herein, Orion shall be paid a reduced success fee in respect of any Proposed Transaction completed with Platinum Equity LLC, Gores Technology Group LLC, North Central Equity LLC (Yak for Business, Contour, US Telco only), Kayote (VoIP and public shell only), Dolphin Equity Partners LLP (or an affiliate thereof), or a takeover, acquisition or any similar transaction or a so-called “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934, as amended, any of which transaction led by Messrs. Heller or Zwebner as follows: (i) in respect of a Proposed Transaction completed at a Transaction Value greater than $5.00 per share and less than $6.00 per share, 60% of the fee provided for in Section 3.1 hereof, and (ii) in respect of a Proposed Transaction completed at a Transaction Value of greater than $6.00 per share, 70% of the fee provided for in Section 3.1 hereof. For greater certainty, Orion shall be entitled to the minimum success fee of $400,000 provided for in subsection 3.1(i) hereof without deduction.

4.	Costs and Expenses

4.1	The Corporation will be solely responsible for and shall pay all costs and expenses associated with any Proposed Transaction. The Corporation will reimburse Orion for all reasonable out-of-pocket costs and expenses incurred by or on behalf of Orion in connection with the provision of its services hereunder, including, without limitation, the reasonable fees and disbursements of legal counsel to Orion (such fees to be approved by the independent committee prior) including Goods and Services Tax (“GST”). Such costs and expenses shall be paid, by the Corporation on a timely basis following the delivery by Orion of invoices therefor. All or part of the amounts payable under paragraph 3 hereof may be subject to the GST and/or applicable provincial sales tax (collectively, “tax”). Where tax is applicable, an additional amount equal to the amount of tax owing thereon will be charged to the Corporation.

5.	Use of Orion’s Advice

5.1.1	The Independent Committee acknowledges and agrees that all written and oral opinions, advice, analysis and materials provided by Orion in connection with its engagement hereunder are intended solely for the benefit of the Independent Committee, the board of directors and the Corporation’s internal use only in considering a Proposed Transaction and the Corporation covenants and agrees that no such opinions, advice or materials shall be used for any other purpose whatsoever or reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without the prior written consent of Orion in each specific instance.

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6.	Indemnification

6.1	The Corporation agrees to indemnify and hold harmless Orion, its affiliates and their respective officers, directors, employees, shareholders, advisors and agents in accordance with Schedule A hereto, which Schedule forms part of this Agreement and the consideration for which is the entering into of this letter agreement. Such indemnity (the “Indemnity”) shall be in addition to, and not in substitution of, any liability which the Corporation or any other person may have to Orion or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein, including, without limitation, any additional services contemplated by paragraph 9 hereof, “Additional Services”.

7.	Term

7.1	This Agreement shall be effective as of the date hereof and may not be terminated without the consent of both the Corporation and Orion prior to December 23, 2006, provided that this Agreement shall terminate before such date upon written notice to Orion by the Independent Committee following the completion of a Proposed Transaction. In addition, the Independent Committee, in its sole discretion acting reasonably, has the right to terminate this Agreement in the event Orion has not completed and delivered to the Corporation the Memorandum on or before July 15, 2006. It is understood that Orion will be relying heavily on management of the Corporation to provide the information for inclusion in the Memorandum. Otherwise, this Agreement will continue unless terminated by the Independent Committee or Orion upon 30 days written notice.

7.2	Sections 3, 4, 5, 6, 7, 10 and 11 of this Agreement shall survive the termination or purported termination of this agreement, any withdrawal or termination or decision not to proceed with any Proposed Transaction or the completion of the engagement of Orion hereunder. In addition, representations, warranties, indemnities and other agreements provided by the Independent Committee and/or the Corporation in connection with this Agreement shall remain in full force and effect regardless of any investigation made by Orion or on its behalf.

8.	Confidentiality

8.1	Subject to the terms hereof, Orion agrees to keep confidential information received pursuant to this engagement in strict confidence, and to use such information only in the course of and for the purpose of performing this engagement. Orion further agrees to executed a confidentiality and non-disclosure agreement with the Corporation for the purposes of, inter alia, defining the parameters of information exchanges or to be exchanged by and between the parties hereto and to set for the respective parties’ responsibilities relating to receipt, handling and disposal of such confidential information. Notwithstanding the foregoing, no confidentiality restrictions shall apply to Orion in respect of information received by Orion from the Corporation where Orion has also received such information from a third party that was not in breach of a confidentiality obligation to the Corporation, where such information is or becomes generally available to the public other than as a result of an unauthorized disclosure by Orion, where such information is disclosed by Orion to its advisors who agree to be bound by a similar confidentiality commitment, or where such information is required to be disclosed by operation of applicable law or regulatory requirement.

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9.	Successors and Assigns

9.1.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns provided that no party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

10.	Acknowledgement of Activities

10.1.1	The Corporation acknowledges that Orion is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of such activities, Orion and its affiliates may hold long or short positions, may trade or otherwise effect transactions for our own account or for the account of clients, in debt or equity securities or related derivative securities of the Corporation, the Target or any other company that may be involved in a Proposed Transaction. Orion acknowledges and agrees that it has in place all requisite internal policies, procedures and personnel guidelines to protect and secure any and all confidential information obtained in the course of and as a result of its relationship with the Corporation. Orion further acknowledges and agrees that at all times for the duration of this Agreement it shall remain responsible for compliance with any and all U.S. federal and state securities laws as well as with the applicable internal policies and guidelines of the Corporation.

11.	Miscellaneous

11.1	This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, shall be subject to the non-exclusive jurisdiction of the courts of the Province of Ontario and each of the parties hereto hereby irrevocably attorn to the jurisdiction of the courts of such Province.

11.2	This agreement constitutes the entire agreement among the parties and may only be amended by agreement in writing.

11.3	If one or more provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect any other provision of this letter agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

11.4	This agreement may be delivered by facsimile and may be signed in one or more counterparts each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

If this letter accurately reflects your understanding of the terms of the proposed transaction, please execute this letter where indicated below and return a copy of the same (personally, or by facsimile and courier) to Orion Securities Inc., Attention: Gregory M. Cameron.

Yours very truly,

ORION INC.

Per:	/s/ Gregory M. Cameron
Gregory M. Cameron
Vice President, Investment Banking

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The foregoing accurately reflects the terms of the engagement which we are to enter into and such terms are agreed to as of the date first written above.

YAK COMMUNICATIONS INC.,

Per:	/s/ Gary M. Clifford
Gary M. Clifford, Chairman
Independent Committee

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SCHEDULE A

INDEMNITY

In consideration for Orion Securities Inc. (“Orion”) accepting the engagement (the “Engagement”) pursuant to the engagement letter (the “Agreement”) to which this Schedule A is attached, the Corporation (as defined in the attached Agreement) agrees to indemnify and hold harmless Orion, its affiliates and their respective directors, officers, employees, partners, agents, advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, joint or several, (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending and/or settling any action, suit, proceeding, investigation or claim (collectively, the “Claims”) that may be made or threatened against any Indemnified Party but not including any amount for lost profits) to which any Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after the Corporation’s execution of the Agreement.

Notwithstanding the foregoing, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, costs, damages or liabilities to which the Indemnified Party may be subject were caused by the negligence, willful misconduct or fraudulent act of the Indemnified Party.

If for any reason, the foregoing indemnification is unavailable to an Indemnified Party or is insufficient to hold it harmless, then the Corporation shall contribute to the amount paid or payable by the Indemnified Party as result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Parties on the other hand but also the relative fault of the Corporation and the Indemnified Parties, as well as any relevant equitable considerations; provided that the Indemnified Parties shall not in any event be liable to pay or contribute, in the aggregate, any amounts in excess of the amount of the fees actually received by the Indemnified Parties pursuant to the Agreement.

The Corporation agrees that in case any legal proceeding shall be brought against the Corporation and/or Orion or any other Indemnified Party by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, or if any such entity shall investigate the Corporation and/or Orion or any other Indemnified Party and Orion or such other Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with or by reason of the Agreement, the Engagement, or the performance of professional services rendered to the Corporation by Orion thereunder, Orion or such other Indemnified Party shall have the right to employ its own counsel in connection therewith, provided that such counsel is acceptable to the Corporation, acting reasonably, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse Orion for time spent by its, or any of its affiliates’, directors, officers, employees, partners, shareholders or agents (collectively “Personnel”) in connection therewith) and out-of-pocket expenses incurred by the Personnel in connection therewith shall be paid by the Corporation as they occur.

Promptly after receiving notice of an action, suit, proceeding or claim against Orion or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Corporation,

Orion Securities Inc.

Orion will notify the Corporation in writing of the particulars thereof, will provide copies of all relevant documentation to the Corporation and, unless the Corporation assumes the defence thereof, will keep the Corporation advised of the progress thereof and will discuss all significant actions proposed. The omission so to notify the Corporation shall not relieve the Corporation of any liability which the Corporation may have to Orion or any other Indemnified Party except only to the extent that any such delay in giving or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding, claim or investigation or results in any material increase in the liability which the Corporation would otherwise have under this indemnity had Orion not so delayed in giving or failed to give the notice required hereunder.

The Corporation shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence thereof, provided such defence is conducted by experienced and competent counsel. Upon the Corporation notifying Orion in writing of its election to assume the defence and retaining counsel, the Corporation shall not be liable to Orion or any other Indemnified Party for any legal expenses subsequently incurred by them in connection with such defence. If such defence is assumed by the Corporation, the Corporation throughout the course thereof will provide copies of all relevant documentation to Orion, will keep Orion advised of the progress thereof and will discuss with Orion all significant actions proposed.

Notwithstanding the foregoing paragraph, any Indemnified Party shall have the right, at the Corporation’s expense, to employ counsel of such Indemnified Party’s choice (provided that such counsel is acceptable to the Corporation, acting reasonably), in respect of the defence of any action, suit, proceeding, claim or investigation if: (i) the employment of such counsel has been authorized by the Corporation; or (ii) the Corporation has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such action, suit, proceeding, claim or investigation; or (iii) counsel retained by the Corporation or the Indemnified Party has advised the Indemnified Party that representation of both parties by the same counsel would be inappropriate for any reason, including without limitation because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Corporation (in which event and to that extent, the Corporation shall not have the right to assume or direct the defence on the Indemnified Party’s behalf) or that there is a conflict of interest between the Corporation and the Indemnified Party or the subject matter of the action, suit, proceeding, claim or investigation may not fall within the indemnity set forth herein (in either of which events the Corporation shall not have the right to assume or direct the defence on the Indemnified Party’s behalf).

No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Corporation shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld.

The Corporation hereby acknowledges that Orion acts as trustee for the other Indemnified Parties of the Corporation’s covenants under this indemnity agreement with respect to such persons and Orion agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The indemnity and contribution obligations of the Corporation hereunder shall be in addition to any liability which the Corporation may otherwise have (including without limitation under the attached letter agreement), shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Corporation, Orion and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement or any termination of the authorization given by the Agreement.

Orion Securities Inc.